Exhibit 10.1

AGREEMENT FOR SALE OF COMMON STOCK OF GRANITE EXCHANGE, INC.

BY AND AMONG

ROBERT M. AWALT, JUSTIN C. SWIFT,

GRANITE EXCHANGE, INC.

AND

THE BANK HOLDINGS

As of June 15, 2009

SCHEDULE INDEX

Schedule 2.5(e)	List of Physical Assets to be Transferred at Closing
Schedule 3.2	No Conflicts
Schedule 3.4	Financial Statements of Granite
Schedule 3.6	Undisclosed Liabilities; Adverse Changes
Schedule 3.8	Proceedings and Orders
Schedule 3.9	Absence of Certain Changes and Events
Schedule 3.10	Properties, Contracts, Employee Benefit Plans and Other Agreements
Schedule 3.11	Insurance
Schedule 4.2	Required Regulatory Consents, Approvals and Notices (To Be Provided by Buyer)
Schedule 10.18	List of Clients Subject to Non-Solicitation

i

STOCK PURCHASE AND SALE AGREEMENT

THIS STOCK PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of June 15, 2009, by and among Robert M. Awalt, an individual and Justin C. Swift, an individual  (collectively “Buyer”), GRANITE EXCHANGE, INC., a  Nevada corporation (“Granite”), and THE BANK HOLDINGS, a Nevada corporation (“TBH”).  Buyer, Granite and TBH are referred to collectively as the “parties” and individually as a “party.”

RECITALS

A.                                    Granite is a corporation organized and existing under the laws of Nevada with its principal place of business located in Roseville, California.

B.                                    Buyer consists of individuals residing in the State of California.

C.                                    Justin C. Swift (“Swift”) and Robert M. Awalt (“Awalt”) were both previously affiliated with Granite and, while so affiliated, were knowledgeable about the business affairs and business plans of Granite up to and through the date of their respective separations from Granite.

D.                                    As of the date hereof, Granite has 100,000 shares of issued and outstanding common stock (the “Granite Stock”), of which TBH owns, directly or beneficially, 100,000 shares.  Granite also owns all of the outstanding shares of All-Star Exchange, Inc., a Nevada corporation (“All-Star”).  References to Granite include All-Star.

E.                                      The parties to this Agreement desire to effect a transaction whereby Buyer will acquire the Granite Shares from TBH (the “Acquisition”) for the purchase price set forth below.

F.                                      There is currently pending litigation between Granite and TBH on the one hand and Swift and Awalt (among others), on the other, in the Superior Court of California, County of Sacramento, case number 34-2008-00027481 (the “Action”), which the parties wish to resolve, in part, by the Acquisition.  On March 18, 2009, the parties signed a Settlement Agreement with regard to the Action, and the Acquisition is part of that Settlement Agreement.  As a part of the Settlement Agreement, and contemporaneously with this Agreement, the parties are also executing a Release Agreement.

G.                                    The parties wish to set forth certain other agreements among them.

AGREEMENTS

In consideration of the foregoing premises and the mutual promises, covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1                                   Definitions.  In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings.

(a)                                  “Affiliate” means with respect to a particular Person, any other Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person.

(b)                                 “Best Efforts” means using all due speed that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as promptly and expeditiously as possible, provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Acquisition.

(c)                                  “Business Day” means any day except Saturday, Sunday and any day on which Granite is authorized or required by law or other government action to close.

(d)                                 “Contract” means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) that is legally binding.

(e)                                  “Knowledge” with respect to:

(i)                                     an individual means that such person will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter; and

(ii)                                  a Person (other than an individual) means that such Person will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving as a director or officer or manager of such Person (or in any similar capacity) has Knowledge of such fact or other matter.

(f)                                    “Legal Requirement” means any material federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty, including without limitation the United States banking laws, rules and regulations and the banking laws, rules and regulations of the States of California and Nevada.

(g)                                 “Material Adverse Effect” means any change in or effect on the business of Granite that would be materially adverse to the business, financial condition or results of operations of Granite, other than any change, effect, event or occurrence to the extent arising from or relating to (i) the United States or the industry in general, (ii) actions taken pursuant to the obligations of the parties expressly set forth in this Agreement or (iii) general economic conditions.

(h)                                 “Order” means any award, decision, directive, injunction, judgment, memorandum, order, regulatory agreement, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.

(i)                                     “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or any Regulatory Authority.

(j)                                     “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.

(k)                                  “Regulatory Authorities” means any federal, state or local governmental body, agency or authority which under applicable statutes and regulations:  (i) has supervisory, judicial, administrative, police, taxing or other power or authority over Granite, TBH or Buyer; (ii) is required to approve, or give its consent to the Acquisition; or (iii) with which a filing must be made in connection therewith, including in any case, the Secretary of State of California and/or Nevada.

(m)                               “Tax” means any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Regulatory Authority or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

(n)                                 “Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

(o)                                 “Threatened” means a claim, Proceeding, dispute, action or other matter for which any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing).

Section 1.2                                   Principles of Construction. (a) In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply:  (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor’s sole discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”; (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Reno, Nevada time; (vi) “including” means “including, but not limited to”; (vii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances require; and (ix) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions.

(b)                                 The Appendix, Exhibits and Schedules referred to in this Agreement consist of the Appendix, Exhibits and Schedules attached to this Agreement immediately following the signature page of this Agreement, and such Appendix, Exhibits and Schedules are incorporated by reference into this Agreement as if they were set forth in their entirety herein.  The information contained in each of the Schedules is further incorporated into each of the other Schedules by that party.  The parties shall evidence their respective review of the Schedules by initialing each Schedule.

(c)                                  All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles as consistently applied in the United States (“GAAP”).

ARTICLE 2

BASIC TERMS OF TRANSACTION

Section 2.1                                   The Transaction.  Upon the terms, subject to the conditions and in reliance upon the representations and warranties herein made by the parties to each other, TBH shall sell, transfer, convey and deliver to Buyer and Buyer shall purchase from TBH, all of the Granite Stock.

Section 2.2                                   Effective Time.  The “Closing” means the settlement of the obligations of Buyer and TBH to each other under this Agreement, including the payment of the Purchase Price to TBH and the delivery of any closing documents provided for herein.  The Closing of the Acquisition shall occur on June 30, 2009 (the “Closing Date”), at such time and place as the parties shall mutually agree.  Buyer agrees that time shall be of the essence with respect to the payment and performance of the obligations of Buyer hereunder.

Section 2.3                                   Purchase Price.  The aggregate purchase price (“Purchase Price”) of the Granite Stock shall be $425,000.  After the Closing, TBH will have no further rights in respect of the
Granite Stock.

Section 2.4                                   Buyer’s Deliveries at Closing.  At the Closing, Buyer shall deliver the following items to TBH:

(a)                                  the Purchase Price by wire transfer of immediately available funds by no later than 10:00 a.m., Pacific Time on the Closing Date.  The wire transfer shall be transmitted to Federal Reserve Bank of San Francisco, for ABA no. 1212-0218-5 fbo Nevada Security Bank fbo The Bank Holdings, acct. no. 0021002088;

(b)                                 a certificate executed by each of Awalt and Swift dated the Closing Date stating that:  (i) all of the representations and warranties of Buyer set forth in this Agreement are true and correct with the same force and effect as if all of such representations and warranties were made at the Closing Date, provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date, and provided further, that to the extent that such representations and warranties are made in this Agreement subject to a standard of materiality or Knowledge, such representations and warranties shall be true and correct in all respects; and (ii) Buyer has performed or complied with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, and also with respect to the performance by Buyer of the covenant to pay the Purchase Price, Buyer shall have performed and complied in all respects with such covenants and obligations;

(c)                                  evidence of acceptance of appointment to the board of directors of Granite the minimum number of directors called for under the Bylaws of Granite, which appointment shall be contingent upon the Closing; and

(d)                                 such other documents as Granite or TBH may reasonably request.

All of such items shall be reasonably satisfactory in form and substance to TBH and its counsel.

Section 2.5                                   TBH Deliveries at Closing.  At the Closing, TBH shall deliver the following items to Buyer:

(a)                                  certificates representing the Granite Stock, duly endorsed in blank by the holder thereof;

(b)                                 a certificate executed by the Chairman of TBH stating that:  (i) all of the representations and warranties of TBH and Granite set forth in this Agreement are true and correct with the same force and effect as if all of such representations and warranties were made at the Closing Date, provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date, and provided further, that to the extent that such representations and warranties are made in this Agreement subject to a standard of materiality or Knowledge, such representations and warranties shall be true and correct in all respects; and (ii) each of TBH and Granite have performed and complied with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, each of TBH and Granite shall have performed and complied in all respects with such covenants and obligations;

(c)                                  copies of resolutions of the board of directors of TBH and Granite, as applicable, authorizing and approving this Agreement and the consummation of the transactions contemplated hereby, certified as of the Closing Date by the Secretary or any Assistant Secretary of TBH and Granite, as applicable;

(d)                                 resignations by all of the current officers and members of the board of directors of Granite, which resignations shall be contingent upon the Closing;

(e)                                  subject to Section 6.3(d), all of the physical assets listed on Schedule 2.5(e) and the membership currently owned at Catta Verdera Country Club, to the extent such membership is transferable.  TBH and Buyer presently disagree about the ownership of the membership, with TBH contending that it owns the membership and Buyer contending that Granite owns the membership.  TBH, upon Closing, disclaims any ownership interest in the membership and will not object to Buyer’s characterization that the membership was and is owned by Granite.  Buyer has independently investigated the status of the membership and will pay any and all applicable transfer fees, membership dues, and other financial obligations associated with the membership, including without limitation any and all amounts past due.  TBH and Granite make no representation or warranty regarding the transferability of the membership or the amounts due to Catta Verdera Country Club;

(f)                                    subject to Section 6.3(d), the books and records of Granite, which include the financial statements for Granite for each of the last three (3) years, and all currently pending contracts and records of closed transactions (except for older closed transaction files, which are in off-site storage at Iron Mountain); and

(g)                                 such other documents reasonably requested by Buyer which would be normal and customary in the closing of a stock purchase transaction.

Section 2.6                                   Release of Obligation to Pay $1,200.  In Section 4 of the Settlement Agreement with regard to the Action, the Defendants in the Action agreed to pay Downey Brand LLP the sum of $1,200 to reimburse Downey Brand’s payment to mediator Richard Park.  Upon Closing, and the timely payment by Buyer of the entire Purchase Price, TBH and Granite release Defendants from their obligation to pay the $1,200 to Downey Brand.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF TBH AND GRANITE

TBH and Granite hereby represents and warrants to Buyer as follows:

Section 3.1            Authorization; Enforceability.  Each of TBH and Granite has the requisite power and authority to enter into and perform its obligations under this Agreement and the execution, delivery and performance of this Agreement by each of TBH and Granite, and the consummation by it of its respective obligations under this Agreement, have been authorized by all necessary actions of any kind whatsoever (except for approval of the Acquisition and this Agreement by its stockholder) and this Agreement constitutes a legal, valid and binding obligation of each of TBH and Granite enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws and subject to general principles of equity.

Section 3.2            No Conflict.  Except as set forth in Schedule 3.2, neither the execution nor the delivery of this Agreement nor the consummation or performance of the Acquisition will, directly or indirectly (with or without notice or lapse of time):  (a) contravene, conflict with, or result in a violation of any provision of the charter or bylaws of either TBH or Granite; (b) contravene, conflict with or result in a violation of, or give any Regulatory Authority the bona fide right to challenge the Acquisition or to exercise any remedy or obtain any relief under, any Legal Requirement or Order to which either TBH, Granite, or any of the assets owned or used by TBH or Granite, respectively, may be subject; (c) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the valid right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract where the same would have a Material Adverse Effect; or (d) result in the creation of any lien, charge or encumbrance upon or with respect to any of the assets owned or used by Granite.  Neither TBH nor Granite will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation of the Acquisition.

Section 3.3            Granite Capitalization.  The authorized capital stock of Granite consists, and immediately prior to the Closing will consist, exclusively of 1,000,000 shares of common stock, par value $0.01, 100,000 of which shares are, and immediately prior to the Closing will be, duly authorized, validly issued and outstanding.  There are no unexpired or pending preemptive rights with respect to any shares of capital stock of Granite.  There are no outstanding securities of Granite which are convertible into or exchangeable for any shares of Granite’s capital stock, and Granite is not a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of Granite.  None of the issued and outstanding shares of Granite’s capital stock was issued in violation of any federal or state securities laws or any other Legal Requirement.

Section 3.4            Financial Statements.  True, correct and complete copies of the following are set forth in Schedule 3.4: Granite’s consolidated statement of condition and statement of operations for the periods of December 31, 2008 and March 31, 2009 (collectively, the “Financial Statements”).  The Financial Statements have been prepared in accordance with all Legal Requirements and generally accepted accounting practices applicable to Nevada corporations, and each of the Financial Statements accurately, fairly and correctly presents the financial position, assets, liabilities and the results of operations of Granite at the respective dates and for the respective periods covered by such Financial Statements.

Section 3.5            Assets.  As of the date thereof, Granite had title to all of the properties and assets as reflected on Granite’s most recent Financial Statements (for the period ending March 31, 2009) other than:  (a) pledges or liens granted in connection with repurchase or reverse repurchase agreements or otherwise incurred in the ordinary course of business; and (b) minor defects and irregularities in title and encumbrances that would not have a Material Adverse Effect.

Section 3.6            Undisclosed Liabilities; Adverse Changes.  Granite has no liabilities or obligations except:  (a) as set forth in Schedule 3.6; (b) for liabilities or obligations reflected or reserved against in the Financial Statements; and (c) for current liabilities incurred in the ordinary course of business since the respective dates of the Financial Statements.

Section 3.7            Taxes.  Granite has duly filed or will duly file all Tax Returns required to be filed by it for all periods prior to and including March 31, 2009.  There is no claim or assessment pending or Threatened against Granite for Taxes owed by Granite.  No audit, examination or investigation related to Granite is presently being conducted or Threatened by any Regulatory Authority.

Section 3.8            Proceedings and Orders.  Attached as Schedule 3.8 is a true and correct list of all material Proceedings and Orders pending, entered into or, to the Knowledge of Granite, Threatened against or affecting Granite or any of its assets or business, involving any Regulatory Authority or other Person.  Except to the extent indicated in Schedule 3.8, no such pending or Threatened Proceeding or Order would, alone or in the aggregate, have a Material Adverse Effect.

Section 3.9            Absence of Certain Changes and Events.  Except as set forth in Schedule 3.9 or as permitted by this Agreement, since its inception, Granite has conducted its business only in the ordinary course of business and there has not been with respect to Granite any:

(a)           change in Granite’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of Granite; issuance of any security convertible into such capital stock or evidences of indebtedness; grant of any registration rights; purchase, redemption, retirement or other acquisition by Granite of any shares of any such capital stock, declaration or payment of any dividend or other distribution or payment in respect of shares of Granite’s capital stock; or

(b)           amendment to the charter or bylaws or any resolutions adopted by the board of directors or the stockholders of Granite relating thereto.

Section 3.10         Properties, Contracts, Employee Benefit Plans and Other Agreements.  Schedule 3.10 lists or describes the following:

(a)           All real property owned by Granite and the principal buildings and structures located thereon, and each lease of real property to which Granite is a party;

(b)           except for any agreement, if any, between Granite and Capital Exchange Services, LLC, each Contract to which Granite is a party that involves performance of services or delivery of goods or materials by Granite;

(c)           except for financing leases made by Granite in the ordinary course of business, each lease, rental, license, installment and conditional sale agreement and other Contract to which Granite is a party affecting the ownership of, leasing of, title to, use of, any personal property;

(d)           except for “shrink wrap” licenses generally applicable in the case of retail sales of software in the consumer market, each licensing agreement or other Contract to which Granite is a party with respect to patents, trademarks, copyrights, or other intellectual property (collectively, “Intellectual Property Assets”);

(e)           except for internal Contracts concerning the sharing and distribution of tax obligations between TBH, Granite and/or other subsidiaries of TBH, each joint venture, partnership and other Contract (however named) to which Granite is a party involving a sharing of profits, losses, costs or liabilities by Granite with any other Person;

(f)            each Contract to which Granite is a party containing covenants that in any way purport to restrict the business activity of Granite or any current director, officer, employee or stockholder of Granite or to limit Granite to engage in any line of business or to compete with any Person;

(g)           each Contract to which Granite is a party providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(h)           any written employment agreement or similar arrangement with any current director, officer, employee or consultant of Granite;

(i)            each profit-sharing, deferred compensation, bonus, stock ownership, stock purchase, pension, incentive plan or agreement, retainer, employment, consulting, retirement, employee welfare or benefit agreements, plans or arrangements (including vacation, sick leave, salary continuation, service awards, severance pay, medical, hospitalization, disability and life insurance) established, maintained, sponsored or undertaken by Granite (or its parent or affiliates) for the benefit of Granite’s current officers, directors or employees, including each trust or other agreement with any custodian or any trustee for funds held under any such agreement, plan or arrangement, and all other Contracts or arrangements under which pensions, deferred compensation or other retirement benefits are being paid or may become payable by Granite for the benefit of Granite’s employees (collectively, the “Employee Benefit Plans”), and, in respect to any of them, the latest reports or forms, if any, filed with the Department of Labor and Pension Benefit Guaranty Corporation under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any current financial or actuarial reports and any currently effective private rulings or determination letters from the Internal Revenue Service obtained by or for the benefit of Granite;

(j)            each executory Contract entered into other than in the ordinary course of business that contains or provides for an express undertaking by Granite to be responsible for consequential damages;

(k)           each executory Contract for capital expenditures in excess of $500;

(l)            each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by Granite other than in the ordinary course of business;

(m)          each amendment, supplement and modification in respect of any of the foregoing; and

(n)           Granite’s two current employees.

Copies of each document, plan or Contract listed and described on Schedule 3.10 will be made available during due diligence.  Granite agrees to promptly provide Buyer with copies of any such document, plan or Contract described this Section 3.10 entered into by Granite on or after the date of this Agreement.

Section 3.11         Insurance.  Schedule 3.11 lists and briefly describes the policies of insurance and bonds issued, owned or held by or for the benefit of Granite (or its parent or affiliates).  Each such policy is, and Granite will use its Best Efforts to keep each such policy, in full force and effect (except for any expiring policy which is replaced by coverage at least as extensive) until the Closing.  All premiums due on such policies have been paid.

Section 3.12         Regulatory Filings.  To the Knowledge of Granite and TBH, Granite has filed in a timely manner all required filings with all Regulatory Authorities having jurisdiction over Granite.

Section 3.13         Brokers and Finders.  Neither Granite nor any Person acting on its behalf has employed any broker, agent or finder or incurred any liability for any brokerage fees, agents’ commissions or finders’ fees in connection with the transactions contemplated herein.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to TBH and Granite as follows:

Section 4.1            Authorization; Enforceability.  Buyer has the requisite power and authority to enter into and perform its obligations under this Agreement and the execution, delivery and performance of this Agreement by Buyer and the consummation by it of its obligations under this Agreement, have been authorized by all necessary actions of any kind whatsoever, and the execution, delivery and performance of this Agreement by Buyer and the consummation by it of its obligations under this Agreement, will be on or prior to the Closing Date duly authorized by all necessary actions of any kind whatsoever.  This Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws and subject to general principles of equity.

Section 4.2            No Conflict.  Neither the execution nor the delivery of this Agreement nor the consummation or performance of the Acquisition will, directly or indirectly (with or without notice or lapse of time):  (a) contravene, conflict with, or result in a violation of any provision of the articles of organization or operating agreement of Buyer; (b) contravene, conflict with or result in a violation of, or give any Regulatory Authority the bona fide right to challenge the Acquisition or to exercise any remedy or obtain any relief under, any Legal Requirement or Order to which Buyer, or any of the assets owned or used by Granite, may be subject; (c) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the valid right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract where the same would be reasonably expected to have a material adverse effect upon Buyer; or (d) result in the creation of any lien, charge or encumbrance upon or with respect to any of the assets owned or used by Buyer.  Except as set forth in Schedule 4.2 (as provided by Buyer), no consent of, approval of, notice to or filing with any Regulatory Authorities having jurisdiction over any aspect of the business or assets of Buyer, and no consent of, approval of or notice to or filing with any Person, is required in connection with the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby.

Section 4.3            Brokers and Finders.  Neither Buyer nor any Person acting on its behalf has employed any broker, agent or finder or incurred any liability for any brokerage fees, agents’ commissions or finders’ fees in connection with the transactions contemplated herein.

Section 4.4            Investigation and Inquiry.   Buyer acknowledges that Swift was responsible for day-to-day operations at Granite until in or about November 2008.  Buyer has been provided with the opportunity to make a full and complete investigation as to all of the representations and warranties contained in Article 3, to make an inquiry of Granite and TBH, and to request documentation and other information regarding these representations and warranties as well as the business of Granite in general.  Buyer has been provided with access to the books and records of Granite.  Buyer has inspected, or had the opportunity to inspect, all fixed assets listed on the Schedules hereto (whether owned or leased) and found them to be in good condition and repair, free from structural defects, subject to ordinary wear and tear and such minor defects as will not impair their continued normal use.

ARTICLE 5

COVENANTS OF TBH AND GRANITE

Section 5.1            Access and Investigation.  Granite shall permit Swift and/or Awalt to have access to the books, records and employees of Granite up to the Closing Date for the sole purpose of conducting due diligence with respect to the Acquisition.  This Section 5.1 shall not require the disclosure of any information the disclosure of which to Buyer would be prohibited by law.

Section 5.2            Operations of Granite — Covenants of Granite. Between the date of this Agreement and the Closing Date, Granite will:

(a)           conduct the business of Granite only in the ordinary course of business, pursuant to existing policies and procedures;

(b)           use its Best Efforts to preserve intact the current business organization of Granite, keep available the services of the current officers, employees and agents of Granite, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with Granite;

(c)           inform Buyer concerning operational matters arising out of the ordinary course and of a material nature;

(d)           maintain all of its assets necessary for the conduct of its business in good operating condition and repair, reasonable wear and tear and damage by fire or unavoidable casualty excepted, and maintain policies of insurance upon its assets and with respect to the conduct of its business in amounts and kinds comparable to that in effect on the date hereof and pay all premiums on such policies when due;

(e)           file in a timely manner all required filings with all Regulatory Authorities and cause such filings to be true and correct in all material respects prior to Closing;

(f)            not materially increase the annual level of compensation of any employee or director, and not grant any unusual or extraordinary bonuses, benefits or other forms of direct or indirect compensation to any employee, director or consultant, except in amounts in keeping with past practice by formulas or otherwise;

(g)           not issue any equity securities or options, warrants, rights or convertible securities;

(h)           not pay any dividends, redeem any securities, or otherwise cause assets of Granite to be distributed to any of its shareholders;

(i)            not borrow any funds, under existing credit lines or otherwise, except as reasonably necessary for the ordinary operation of Granite’s business in a manner, and in amounts, in keeping with historical practice;

(j)            maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years and comply with all Legal Requirements; and

(k)           terminate its two remaining employees and pay any accrued benefits due to those employees, provided however that TBH shall have no responsibility with respect to unemployment claims that any Granite employee may make against Granite.

Section 5.3            Post-Closing Obligation of TBH.    Upon Closing, TBH will transmit the post-transaction change of control notices required by California Financial Code section 51001, with a copy to Buyer.

Section 5.4            Best Efforts.  Granite and TBH agree to use their Best Efforts to satisfy the covenants and the various conditions to Closing in this Article and Article 8, respectively, and to consummate the transactions contemplated hereby as promptly as possible.  Granite and TBH will not intentionally take or intentionally permit to be taken any action that would be in breach of the terms or provisions of this Agreement or that would cause any of its respective representations or warranties contained herein to be or become untrue.

ARTICLE 6

COVENANTS OF BUYER

Section 6.1            Regulatory Approvals.  As promptly as reasonably practicable after the date of this Agreement, Buyer will make or cause to be made all filings required by Legal Requirements to be made to consummate the Acquisition.  Copies of all applications and notices submitted to a Regulatory Authority shall be provided to TBH’s legal counsel within three (3) Business Days of the filing.  In addition, Buyer shall provide to TBH’s legal counsel all communication received from any Regulatory Authority concerning the Acquisition within three (3) Business Days of receipt of same by Buyer or its representatives.

Section 6.2            Best Efforts.  Buyer agrees to use its Best Efforts to satisfy the covenants and the various conditions to Closing in this Article and Article 8, respectively, and to consummate the transactions contemplated hereby as promptly as possible.  Buyer will not intentionally take or intentionally permit to be taken any action that would be in breach of the terms or provisions of this Agreement or that would cause any of its respective representations or warranties contained herein to be or become untrue.

Section 6.3            Operations of Granite.

(a)           Buyer agrees that it will assume the liability related to any existing contracts and leases for Granite.  Buyer shall cooperate with Granite for any consents required related to this Transaction.  By the Closing Date, Granite shall convert all services provided by TBH or its Affiliates, with the exception of deposits held at Nevada Security Bank, to Granite, Buyer or a third party chosen by Buyer.   Buyer agrees that upon the Closing of the Acquisition, TBH shall have no further responsibility related to any contracts or leases of Granite.  Buyer acknowledges that any agreements between Granite and TBH and/or its affiliates (with the exception of deposit agreements between Granite and Nevada Security Bank, which may be continued or terminated at the option of Buyer) will be terminated at Closing, and the benefits provided thereunder will not inure to the benefit of Granite or Buyer following the Closing Date.

(b)           Within two (2) Business Days following the Closing, Buyer shall file or cause to be filed all requisite notices and applications with all relevant Regulatory Authorities to change the address, agent for service of process, and designated officers and directors, or any other information reasonably requested by TBH, of Granite and All-Star to information not including any address, employee, officer or director of TBH or its Affiliates.

(c)           Buyer will take all steps necessary for Granite to have any and all insurance and bonds required by the Regulatory Authorities in place as of the Closing of the Acquisition, including but not limited to those required under the Nevada Revised Statutes and California Financial Code.  Buyer agrees that upon the Closing of the Acquisition, TBH shall have no further responsibility related to any insurance coverage and bonds for Granite or its directors, officers and employees.  Buyer agrees that the responsibility for all benefits and services provided to employees of Granite from and after Closing shall be the responsibility of Granite alone.

(d)           Prior to Closing, Buyer shall establish a new operating location for Granite and Buyer shall commence Granite’s operations at that location upon Closing.  After Closing, commencing at or about 10:00 a.m. on July 1, 2009, Buyer shall remove Granite’s property, including without limitation paper files and the physical assets listed in Schedule 2.5(e), from TBH’s facility located at 2270 Douglas Boulevard, Suite 200, in Roseville, California (the “TBH Facility”).  By 5:00 p.m. on July 1, 2009, Buyer shall cause Granite to discontinue any and all use of the TBH Facility, e.g., Granite shall not use the TBH Facility as a worksite, nor shall Granite’s phone lines (877-937-1031, 800-988-5113, 916-367-6620 or 916-367-6626) ring to the TBH Facility.  In the event that Granite does not discontinue all use of the TBH Facility by close of business on July 1, 2009, Buyer shall pay to TBH the sum of $500 per full or partial calendar day of continued use.  In addition, Buyer shall cause Granite to make new arrangements for electronic mail hosting and website hosting, and TBH may discontinue such hosting as of 5:00 p.m. on July 1, 2009.

(e)           Buyer agrees that, notwithstanding any agreement, understanding or policy to the contrary, any tax benefit or loss carry forward currently carried on the consolidated financial statements of TBH through December 31, 2008 will remain the property of TBH and Granite will have no right to claim any such benefit on any returned filed by it for any tax year commencing with 2009.

(f)            Buyers shall promptly notify TBH regarding receipt from any tax authority of any notification of the commencement of an audit, any request to extend the statute of limitations, any statutory notice of deficiency, any revenue agent’s report, any notice of proposed assessment, or any other similar notification of potential adjustments to the tax liabilities of Granite or TBH, or any actual or threatened collection enforcement activity by any tax authority with respect to tax liabilities of Granite for any period during which TBH held shares of Granite.  Further, Granite may not compromise or otherwise settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith); file any appeal from an asserted deficiency; file or amend any United States federal, foreign, state or local tax return without TBH’s prior written approval; or make any tax election or change any method or period of accounting unless required by GAAP or applicable law for any period during which TBH held shares of Granite.

(g)           TBH shall include the income of Granite (including any deferred items triggered into income by Income Tax Reg. §1.1502-13) on TBH’s consolidated federal and state income tax returns for all periods through the end of the Closing Date.  TBH will pay any federal and state income tax attributable to such income.  The tax benefits from any net operating loss, credits or other tax attributes available from Granite through the Closing Date, including any refund claims from carrying back such items, will be used in the consolidated filings of TBH.  Granite shall assist TBH by furnishing any needed tax information for the period that includes the Closing Date.  The income of Granite shall be apportioned to the period up to and including the Closing Date and to the period after the closing date in accordance with Income tax Reg. §1.1502-76 by closing the books of Granite at the end of the Closing Date.

(h)           Swift and Awalt will maintain the books and records of Granite for a minimum of four (4) years from the Closing Date and, upon request from TBH, will provide TBH with access thereto for any legitimate business purpose of TBH which would include, but not be limited to litigation, employment, regulatory or tax matters encompassing any period during which TBH held shares of Granite.

ARTICLE 7

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligation of Buyer to consummate the Acquisition and to take the other actions required to be taken by them at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

Section 7.1            Accuracy of Representations and Warranties.  All of the representations and warranties of TBH and Granite set forth in this Agreement shall be true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing Date, provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date, and provided further, that to the extent that such representations and warranties are made in this Agreement subject to a standard of materiality or Knowledge, such representations and warranties shall be true and correct in all respects.

Section 7.2            TBH’s and Granite’s Performance.  Each of TBH and Granite shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, TBH and Granite shall have performed and complied in all respects with such covenants and obligations.

Section 7.3            Documents Satisfactory.  All proceedings, corporate or other, to be taken by TBH and Granite in connection with the Acquisition, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Buyer and its counsel, and TBH and Granite shall have made available to Buyer for examination the originals or true and correct copies of all records and documents relating to the business and affairs of Granite which Buyer may reasonably request in connection with said transactions.

Section 7.4            No Proceedings.  Since the date of this Agreement, there must not have been commenced or Threatened against Granite or Buyer, or against any of their respective Affiliates, any Proceeding:  (a) involving any challenge to, or seeking damages or other relief in connection with, the Acquisition; or (b) that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the Acquisition; or (c) that would reasonably be expected to have a Material Adverse Effect on the financial condition or operations of Granite.

Section 7.5            No Claim Regarding Stock Ownership or Sale Proceeds.  There must not have been made or Threatened by any Person any bona fide claim asserting that such Person:  (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity or ownership interest in, Granite; or (b) is entitled to all or any portion of the consideration payable under the terms of this Agreement for the Acquired Shares.

Section 7.6            Absence of Material Adverse Changes.  From the date hereof to the Closing, there shall be and have been no occurrence or any failure of an expected occurrence to occur that would have a Material Adverse Effect.

Section 7.7            Consents and Approvals.  Any consents or approvals required to be secured by either party by the terms of this Agreement or otherwise reasonably necessary in the opinion of Buyer to consummate the Acquisition, including all necessary regulatory approvals, shall have been obtained and shall be reasonably satisfactory to Buyer, and all applicable waiting periods shall have expired.

Section 7.8            No Injunction.  There is no Legal Requirement or any injunction or other Order that has been adopted or issued, or has otherwise become effective, since the date of this Agreement that prohibits the consummation by TBH or Granite of the Acquisition, or materially affects the ongoing operations of Granite.

ARTICLE 8

CONDITIONS PRECEDENT TO OBLIGATIONS OF TBH AND GRANITE

TBH’s and Granite’s respective obligation to consummate the Acquisition and to take the other actions required to be taken by them at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by TBH or Granite, in whole or in part):

Section 8.1            Accuracy of Representations and Warranties.  All of the representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing Date, provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date, and provided further, that to the extent that such representations and warranties are made in this Agreement subject to a standard of materiality or Knowledge, such representations and warranties shall be true and correct in all respects.

Section 8.2            Buyer’s Performance.  Buyer shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by them, respectively, under the terms of this Agreement on or prior to the Closing Date, provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, Buyer shall have performed and complied in all respects with such covenants and obligations.

Section 8.3            Documents Satisfactory.  All proceedings, corporate or other, to be taken by Buyer in connection with the Acquisition, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Granite and its counsel.

Section 8.4            No Injunction.  There is no Legal Requirement or any injunction or other Order that has been adopted or issued, or has otherwise become effective, since the date of this Agreement that prohibits the consummation by Buyer of the Acquisition.

ARTICLE 9

TERMINATION

Section 9.1            Reasons for Termination and Abandonment.  This Agreement may, by prompt written notice given to the other party prior to or at the Closing, be terminated:

(a)           by mutual consent of the board of directors or managers, as applicable, of each of TBH, Granite and Buyer;

(b)           by TBH or Granite if:  (i) a breach of any provision of this Agreement has been committed by Buyer; (ii) such breach has not been waived in writing by TBH; (iii) such breach has had, or would reasonably be expected to have, a materially adverse change in the benefits to TBH under this Agreement and the Acquisition, and (iv) such breach has not been cured within ten days following the date that TBH has provided Buyer with notice of such breach, provided, however, that the condition set forth in clause (iii) of this paragraph need not be satisfied to terminate this Agreement if such breach was the result of any intentional or grossly negligent action, failure to act or misrepresentation of or by Buyer, Swift or Awalt, or if the breach relates to Buyer’s failure to pay the full amount of the Purchase Price payable to TBH pursuant to the terms of this Agreement;

(c)           by Buyer if:  (i) a breach of any provision of this Agreement has been committed by TBH or Granite; (ii) such breach has not been waived in writing by Buyer; (iii) such breach has had, or would reasonably be expected to have, a materially adverse change in the benefits to Buyer under this Agreement and the Acquisition, and (iv) such breach has not been cured within thirty days following the date that Buyer has provided TBH or Granite with notice of such breach provided, however, that the condition set forth in clause (iii) of this paragraph need not be satisfied to terminate this Agreement if such breach was the result of any intentional or grossly negligent action, failure to act or misrepresentation of or by TBH or Granite;

(d)           by Buyer if:  (i) any of the conditions in Article 7 has not been satisfied, or satisfaction of such a condition is or becomes impossible, as of the Closing Date; (ii) such condition has not been waived in writing by Buyer; and (iii) the failure of such condition has had, or would reasonably be expected to have, a Material Adverse Effect with respect to the benefits to Buyer under this Agreement and the Acquisition, provided, however, that the contingency set forth in clause (iii) of this paragraph need not be satisfied to terminate this Agreement if the failure of such condition was the result of any intentional or grossly negligent action, failure to act or misrepresentation of or by TBH or Granite;

(e)           by TBH or Granite if:  (i) any of the conditions in Article 8 has not been satisfied within the time frames specified, or satisfaction of such a condition is or becomes impossible, as of the Closing Date; (ii) such condition has not been waived in writing by TBH; and (iii) the failure of such condition has had, or would reasonably be expected to have, a Material Adverse Effect with respect to the benefits to TBH under this Agreement and the Acquisition, provided, however, that the contingency set forth in clause (iii) of this paragraph need not be satisfied to terminate this Agreement if the failure of such condition was the result of any intentional or grossly negligent action, failure to act or misrepresentation of or by Buyer; or

(f)            by either Buyer or TBH if the Closing has not occurred, other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement, on or before June 30, 2009.

Section 9.2            Effect of Termination.  Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 10.8 and 10.11 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE 10

MISCELLANEOUS

Section 10.1         Non-Disparagement.  TBH and Granite agree that they will not (and their respective officers, directors, employees, agents, and representatives will not) disparage Buyer, and Buyer agrees that it will not (and Buyer’s officers, directors, managers, members, employees, agents, and representatives will not) disparage TBH or Granite, regardless of whether the Acquisition is consummated or is terminated; provided, however, that nothing in this Section 10.1 shall affect the prosecution and/or defense of the Action in the event the Acquisition is not completed.

Section 10.2         Taxes and Related Matters.  None of the parties makes any representations to any other party concerning the tax treatment related to the Acquisition.

Section 10.3         Legal Services Provided to Granite.  While Granite has been owned by TBH, legal services have been provided to Granite, including but not limited to services related to the Action and the Acquisition.  Buyer agrees that such services shall be deemed to have been provided solely to TBH, not Granite, such that Granite after Closing shall not be entitled to obtain information or files from legal counsel who previously provided services to Granite.  TBH, not Granite, shall be responsible for paying for any legal services provided to Granite through Closing.

Section 10.4         Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement, and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Nevada without regard to conflicts of laws principles.

Section 10.5         Assignments, Successors and No Third Party Rights.  No party may assign any of its rights under this Agreement to any other Person without the prior written consent of the other parties, which consent shall not be unreasonably withheld, conditioned or delayed, provided, however, that Buyer may assign its rights under this Agreement to any Affiliate of Buyer without the consent of TBH or Granite so long as Buyer continues to guarantee unconditionally the performance of all of its covenants set forth in this Agreement.  Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

Section 10.6         Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable law:  (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 10.7         Modification.  This Agreement may only be amended by a written agreement executed by all parties hereto.

Section 10.8         Expenses.  Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Acquisition, including all fees and expenses of agents, representatives, counsel, and accountants.  In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other party.

Section 10.9         Publicity.  Prior to the Closing Date and except as required by law, the parties hereto will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the Acquisition and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding, TBH shall be authorized to make all necessary regulatory filings related to the transaction without consulting Buyer including the filings of Form 8-Ks and Form 10-Qs or Form 10-Ks regarding the Agreement and the transactions contemplated by the Agreement. Granite and Buyer will consult with each other concerning the means by which Granite’s employees, customers and suppliers and others having dealings with Granite will be informed of the Acquisition.

Section 10.10       Indemnification.

(a)           From and after the Closing, TBH shall defend, indemnify and hold harmless the Buyer (and any officers, directors, managers, members, employees, agents, representatives and advisors of Buyer, as the case may be), for, from and against any Damages arising out of, relating to or resulting from:  (i) any inaccuracy in or breach of any representation or warranty made by either TBH or Granite in this Agreement, or (ii) the failure of either TBH or Granite to perform or observe fully any covenant, agreement or provision to be performed or observed by it pursuant to this Agreement.  For purposes of this Agreement, “Damages” shall mean any and all losses, liabilities, costs, expenses, damages or judgments of any kind or nature whatsoever).

(b)           From and after the Closing, Buyer shall defend, indemnify and hold harmless TBH (and any officers, directors, employees, agents, representatives and advisors of TBH, as the case may be), for, from and against any Damages arising out of or resulting from:  (i) any inaccuracy in or breach of any representation or warranty made by Buyer in this Agreement; or (ii) the failure by Buyer to perform or observe any covenant, agreement or condition to be performed or observed by it pursuant to this Agreement.

Section 10.11       Confidentiality.  Between the date of this Agreement and the Closing Date, the parties, Swift and Awalt will maintain in confidence, and will cause the directors, officers, managers, members, employees, agents and advisors of TBH, Buyer and Granite, as applicable, to maintain in confidence, and not use to the detriment of another party any written, oral or other information obtained in confidence from another party in connection with this Agreement or the Acquisition, unless:  (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party; (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Acquisition; or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with any Proceedings.  If the Acquisition is not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.  The confidential information of any party will be used solely for the purpose of evaluating the contemplated Acquisition, and will be used for no other purpose.  Unless otherwise requested by TBH or Granite, in the event this Agreement is terminated, Swift and Awalt shall return to TBH all proprietary information related to TBH and Granite, including but not limited to all policies and procedures and all strategic documents related to Granite’s business plan or the plans of TBH.

Section 10.12       Notices.  All notices, consents, waivers and other communications under this Agreement must be in writing (which shall include telecopier communication) and will be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by certified mail (return receipt requested) with first class postage prepaid or telecopied if confirmed immediately thereafter by also mailing a copy of any notice, request or other communication by mail as required in this Section 10.12:

(a)	If to Buyer, to:

The Law Offices of Randy C. Renfro
455 Capitol Mall, Suite 230
Sacramento, CA 95814
Telephone: (916) 443-5893
Facsimile: (916) 443-6215
Email: taxlawyr@winfirst.com

(b)	if to TBH or Granite, to:

The Bank Holdings
9990 Double R Boulevard
Reno, NV 89521
Attention: Jack Buchold
	Telephone:	(775) 853-8600
	Facsimile:	(775) 853-2056

with copies to:

Gary Steven Findley and Associates
1470 N. Hundley
Anaheim, CA 92806
Attention: Debra L. Barbin
	Telephone:	(714) 630-7136
	Facsimile:	(714) 630-7910

and

Downey Brand LLP
621 Capitol Mall, 18th Floor
Sacramento, CA 95814
Attention: Jeffrey S. Galvin
Telephone: (916) 444-1000
Facsimile: (916) 444-2100

or to such other Person or place as the parties shall furnish to each other in writing.  Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective:  (a) if delivered by hand, when delivered; (b) if mailed in the manner provided in this Section 10.12, five (5) Business Days after deposit with the United States Postal Service; (c) if delivered by overnight express delivery service, on the next Business Day after deposit with such service; and (d) if by facsimile, on the next Business Day upon receipt of electronic confirmation.

Section 10.13       Entire Agreement.  This Agreement, any documents executed by the parties pursuant to this Agreement and referred to herein, the Settlement Agreement and the Release Agreements constitute a complete and exclusive statement of the entire understanding and agreement of the parties hereto with respect to their subject matter and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.

Section 10.14       Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Acquisition is adversely affected thereby.

Section 10.15       Further Assurances.  The parties agree:  (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 10.16       Counterparts; Facsimiles.  This Agreement and any amendments thereto may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.  One or more counterparts of this Agreement may be delivered via facsimile with the intention that they shall have the same effect as original executed counterparts hereof.

Section 10.17  Legal Costs.  If either party commences an action against the other arising out of or in connection with this Agreement, the prevailing party shall be entitled to have and recover from the losing party reasonable attorney’s fees and costs of suit.

Section 10.18  Non-Solicitation.  Commencing with the Closing Date and ending six months later (December 30, 2009), neither TBH nor any subsidiary of TBH will, directly or indirectly, solicit any customer of Granite listed on Schedule 10.18 hereof for the purpose of engaging in a 1031 exchange transaction.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

ROBERT M. AWALT		JUSTIN C. SWIFT

/s/ Robert M. Awalt		/s/ Justin C. Swift

GRANITE EXCHANGE, INC., a Nevada corporation		THE BANK HOLDINGS, a Nevada corporation

By:	/s/ Hal Giomi	By:	/s/ Hal Giomi
	Chief Executive Officer		Chief Executive Officer